                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY

================================================================================



                     MEMBERSHIP INTEREST PURCHASE AGREEMENT
                         AND RECAPITALIZATION AGREEMENT




                                     AMONG


                            SUIZA FOODS CORPORATION
                                    AS BUYER


                                      AND


             THE HOLDERS OF THE LIMITED LIABILITY COMPANY INTERESTS
                         OF LAND-O-SUN DAIRIES, L.L.C.,
                                   AS SELLERS


                                      AND


                         DAIRY FARMERS OF AMERICA, INC.





                                  DATED AS OF



                                JANUARY 31, 1998



===============================================================================

                     MEMBERSHIP INTEREST PURCHASE AGREEMENT
                         AND RECAPITALIZATION AGREEMENT
                               TABLE OF CONTENTS



SECTION 1            DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

SECTION 2            SALE AND TRANSFER OF INTERESTS; CLOSING; RECAPITALIZATION  . . . . . . . . . . . . . . . . . . . . 8

                     2.1      Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                     2.2      Purchase Price Payable to LOS Inc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                     2.3      Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                     2.4      Closing Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                     2.5      Allocation of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

SECTION 3            REPRESENTATIONS AND WARRANTIES OF SELLERS  . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

                     3.1      Organization and Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                     3.2      Authority; No Conflict; Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                     3.3      Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                     3.4      Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                     3.5      Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                     3.6      Title to Properties; Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                     3.7      No Undisclosed Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                     3.8      Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                     3.9      No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                     3.10     Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                     3.11     Compliance with Legal Requirements;
                              Governmental Authorizations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                     3.12     Legal Proceedings; Orders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                     3.13     Absence of Certain Changes and Events . . . . . . . . . . . . . . . . . . . . . . . . .  18
                     3.14     Contracts; No Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                     3.15     Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                     3.16     Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                     3.17     Labor Relations; Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                     3.18     Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                     3.19     Brokers or Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                     3.20     Competing Interests.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                     3.21     No Misrepresentations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23





                                                                          Page i

SECTION 4            REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

                     4.1      Organization and Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                     4.2      Authority; No Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                     4.3      Investment Intent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                     4.4      Certain Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                     4.5      Brokers or Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

SECTION 5            COVENANTS OF SELLERS PRIOR TO CLOSING DATE   . . . . . . . . . . . . . . . . . . . . . . . . . .  25

                     5.1      Access and Investigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                     5.2      Operation of the Business of the Company  . . . . . . . . . . . . . . . . . . . . . . .  25
                     5.3      Negative Covenant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                     5.4      Notification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                     5.5      Distributions and Certain Other Restricted Payments . . . . . . . . . . . . . . . . . .  26
                     5.6      Payment of Indebtedness by Related Persons  . . . . . . . . . . . . . . . . . . . . . .  29
                     5.7      No Negotiation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                     5.8      Change of Control Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                     5.9      Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                     5.10     Assistance with Permits and Filings.  . . . . . . . . . . . . . . . . . . . . . . . . .  30
                     5.11     Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

SECTION 6            COVENANTS OF BUYER PRIOR TO CLOSING DATE   . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

                     6.1      Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                     6.2      Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

SECTION 7            CONDITIONS PRECEDENT TO BUYER'S
                     OBLIGATION TO CLOSE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

                     7.1      Accuracy of Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                     7.2      Sellers' Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                     7.3      Absence of Material Adverse Effects . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                     7.4      Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                     7.5      No Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                     7.6      No Claim Regarding Interest Ownership or Sale Proceeds  . . . . . . . . . . . . . . . .  31
                     7.7      No Prohibition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                     7.8      HSR Act Waiting Period Expired  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                     7.9      Amended and Restated Operating Agreement. . . . . . . . . . . . . . . . . . . . . . . .  32
                     7.10     Supply Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                     7.11     Certificates. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                     7.12     Legal Opinion.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32





                                                                         Page ii

SECTION 8            CONDITIONS PRECEDENT TO SELLERS' AND
                     DFA'S OBLIGATION TO CLOSE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

                     8.1      Accuracy of Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                     8.2      Buyer's Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                     8.3      No Injunction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                     8.4      HSR Act Waiting Period Expired  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                     8.5      Amended and Restated Operating Agreement  . . . . . . . . . . . . . . . . . . . . . . .  33
                     8.6      Supply Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                     8.7      Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                     8.8      Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                     8.9      Tax Cooperation Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

SECTION 9            TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

                     9.1      Termination Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                     9.2      Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

SECTION 10           INDEMNIFICATION; REMEDIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

                     10.1     Representations; Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                     10.2     Indemnification and Payment of Damages by Sellers . . . . . . . . . . . . . . . . . . .  35
                     10.3     Indemnification and Payment of Damages by Buyer . . . . . . . . . . . . . . . . . . . .  35
                     10.4     Limitations on Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                     10.5     Procedure for Indemnification - Third Party Claims  . . . . . . . . . . . . . . . . . .  36
                     10.6     Procedure for Indemnification - Other Claims  . . . . . . . . . . . . . . . . . . . . .  37

SECTION 11           POST CLOSING COVENANTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

                     11.1     Repayment of Long Term Indebtedness and
                              Redemption of Preferred Interests . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                     11.2     Nondisclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                     11.3     Noncompetition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                     11.4     Enforcement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                     11.5     Records Retention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

SECTION 12           GENERAL PROVISIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

                     12.1     Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                     12.2     Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                     12.3     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40





                                                                        Page iii

                     12.4     Attorney's Fees and Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                     12.5     Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                     12.6     Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                     12.7     Entire Agreement and Modification . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                     12.8     Assignments, Successors and No Third Party Rights . . . . . . . . . . . . . . . . . . .  43
                     12.9     Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                     12.10    Section Headings, Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                     12.11    Time of Essence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                     12.12    Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                     12.13    Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                     12.14    Waivers by DFA and LOS Inc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44





                                                                         Page iv

EXHIBITS

Exhibit A                     Principal Terms of Tax Preferred Securities

Exhibit B                     Amended and Restated Operating Agreement

Exhibit C                     Milk Supply Agreement

Exhibit D                     Sellers' Closing Certificate

Exhibit E                     Certificate of the Secretaries of Sellers

Exhibit F                     Form of Legal Opinion of Sellers' Counsel

Exhibit G                     Buyer's Closing Certificate

Exhibit H                     Certificate of the Secretary of Buyer

Exhibit I                     Form of Legal Opinion of Buyer's Counsel

Exhibit J                     Tax Cooperation Agreement


SCHEDULES

Schedule 2.5                  Allocation of Purchase Price





                                                                          Page v

                     MEMBERSHIP INTEREST PURCHASE AGREEMENT
                         AND RECAPITALIZATION AGREEMENT


         This Membership Interest Purchase Agreement and Recapitalization Agreement ("AGREEMENT") is made as of January 31, 1998, by and among Suiza Foods Corporation, a Delaware corporation ("BUYER"), Dairy Farmers of America, Inc., a Kansas cooperative marketing association formerly named Mid-America Dairymen, Inc. ("DFA"), DFA Investment Company, a Nevada corporation ("DFA INVESTMENT"), and Land-O-Sun Dairies, Inc., a Delaware corporation ("LOS INC.") (DFA Investment and LOS Inc. referred to collectively herein as "SELLERS" and individually as a "SELLER").


                                R E C I T A L S

         LOS Inc. desires to sell, and Buyer desires to purchase, all of the issued and outstanding limited liability company percentage interests (the "INTERESTS") of Land-O-Sun Dairies, L.L.C., a Delaware limited liability company (the "COMPANY"), owned by LOS Inc. for the consideration and on the terms set forth in this Agreement. Immediately following consummation of the purchase of the Interests owned by LOS Inc. as described in the immediately preceding sentence, Buyer, DFA Investment and DFA will recapitalize the Company on the terms set forth in this Agreement and thereafter DFA Investment will sell to Buyer a portion of the New DFA Preferred Capital Interests (as hereinafter defined) issued to DFA Investment as part of such recapitalization.

                                   AGREEMENT

         The parties, intending to be legally bound, agree as follows:


                                   SECTION 1

                                  DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

         "AFFILIATE" - means any stockholder, director or officer (or person performing similar functions) of the Company or of either Seller or of any Person that controls, is controlled by or is under common control with the Company or either Seller.

         "BUYER" - as defined in the first paragraph of this Agreement.

         "BUYER'S ADVISORS" - as defined in Section 5.1.

         "BUYER'S INDEMNIFIED PERSONS" - as defined in Section 10.2.

         "CHANGE OF CONTROL AGREEMENT" - as defined in Section 5.8.

         "CHANGE OF CONTROL PAYMENTS" - as defined in Section 5.8.

         "CLOSING" - as defined in Section 2.3.

         "CLOSING DATE" - the date and time as of which the Closing actually takes place.

         "COMPANY" - as defined in the Recitals of this Agreement.

         "COMPANY BONUS PLAN" - any plan, scheme or arrangement, written or otherwise, pursuant to which the Company may be required to make a payment or other transfer to any Affiliate, employee, or independent contractor of cash or property the amount or value of which is in any way contingent on the objectively or subjectively determined attainment of any individual or group performance goals.

         "COMPANY ERISA PLAN" - any Company Pension Plan or Company Welfare
Plan.

         "COMPANY FRINGE BENEFIT PLAN" - any plan, scheme, or arrangement currently maintained by Company for the provision of "fringe benefits" to current or former employees within the meaning of IRC Sections 61(a) or 132(a).

         "COMPANY PAYROLL POLICY" - any policy of making payments or other awards to employees other than a Company Bonus Plan, a Company Fringe Benefit Plan, a Company Pension Plan, a Company Stock Plan, or a Company Welfare Plan. Company Payroll Policies include, but are not limited to, paid sick days, vacation days, and personal time off.

         "COMPANY PENSION PLAN" - any Pension Plan maintained by the Company or to which the Company is required to contribute for any current or former employee.

         "COMPANY PLAN" - each Company Bonus Plan, Company ERISA Plan, Company Fringe Benefit Plan, Company Payroll Policy, Company Pension Plan, Company Stock Plan and Company Welfare Plan.

         "COMPANY STOCK PLAN" - any compensatory interest option, restricted interest, interest appreciation right, phantom interest, or similar plan, program, or arrangement maintained by the Company for the current, deferred, or contingent compensation of any employee, Affiliate or independent contractor with an interest in or other equity security of the Company, a discount on the purchase price of any interest in or other equity security of the Company, or a payment or other transfer of cash or property the amount or value of which is in any way contingent on any change in value of any interest in or other equity security of the Company.

         "COMPANY WELFARE PLAN" - any Welfare Plan (as defined in Section 3(1) of ERISA) maintained by the Company or to which the Company is required to contribute for any current or former employees.

         "COMPETITIVE PRODUCTS" - as defined in Section 11.3(a).

         "CONFIDENTIAL INFORMATION" - as defined in Section 11.2.

         "CONSENT" - any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         "CONTEMPLATED TRANSACTIONS" - all of the transactions contemplated by this Agreement, including:

                 (a)      the sale of the Interests by Sellers to Buyer;

                 (b) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement;

                 (c) Buyer's acquisition and ownership of the Interests and exercise of control over the Company; and

                 (d) the Recapitalization of the Company as provided in this Agreement.

         "CONTRACT" - any agreement, contract, obligation, promise, or undertaking that is legally binding.

         "CONTROLLED GROUP PLANS" - as defined in Section 3.10(b)(ix).

         "DAMAGES" - as defined in Section 10.2.

         "DEFINED BENEFIT PLAN" - with the meaning of ERISA Section 3(35).

         "DFA" - as defined in the first paragraph of this Agreement.

         "DISCLOSURE LETTER" - the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

         "DOJ" - the United States Department of Justice.

         "DOL" - the United States Department of Labor.

         "EMPLOYEE BENEFIT PLAN" - - as defined in Section 3.10(b)(ix).

         "ENCUMBRANCE" - any lien, mortgage, easement, servitude, right of way, charge, pledge, security interest, or other encumbrance.

         "ENVIRONMENT" - soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air, plant and animal life, and any other environmental medium.

         "ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES" - any cost, damage, expense, liability, or obligation arising from or under any Environmental Law or Occupational Safety and Health Law.

         "ENVIRONMENTAL LAW" - any Legal Requirement that relates to the Environment.

         "ERISA" - the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "ERISA AFFILIATE" - The Company, the Sellers, and each corporation, partnership or other trade or business, whether or not incorporated, which is or has been treated as a single employer or a controlled group member with any Seller or the Company pursuant to IRC Section 414 or Section 4001 of ERISA.

         "FACILITIES" - any real property, leaseholds, or other interests in real property owned or operated by the Company and any buildings, plants, structures, or fixtures owned or operated by the Company.

         "FINANCIAL STATEMENTS" - as defined in Section 3.4.

         "FTC" - the United States Federal Trade Commission.

         "GOVERNMENTAL AUTHORIZATION" - any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "GOVERNMENTAL BODY" - any:

                 (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

                 (b) federal, state, local, municipal, foreign, or other government;

                 (c) governmental or quasi-governmental authority of any nature; or

                 (d) other body exercising any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power.

         "HAZARDOUS ACTIVITY" - the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment, or use of Hazardous Materials from the Facilities into the Environment that is not in compliance with Environmental Law.

         "HAZARDOUS MATERIALS" - any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law.

         "HSR ACT" - the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "INDEBTEDNESS OWED TO HARRIS TRUST" - the aggregate amount of indebtedness and other obligations (including prepayment penalties, if any) owed by the Company to Harris Trust and Savings Bank as of the Closing Date pursuant to the terms of that certain Credit Agreement dated October 31, 1996.

         "INDEBTEDNESS OWED TO MID-AM CAPITAL" - the aggregate amount of indebtedness and other obligations (including prepayment penalties, if any) owed by the Company to Mid-Am Capital, L.L.C. or Mid-Am Finance, Inc. as of the Closing Date pursuant to the terms of (a) that certain Subordinated Promissory Note (Interest to be Paid) dated October 31, 1996 in the original principal amount of $9,000,000 and (b) that certain Subordinated Working Capital Line of Credit dated December 17, 1997 providing for a line of credit of up to $5,000,000.

         "INDEMNIFIED PERSONS" - as defined in Section 10.3.

         "INTELLECTUAL PROPERTY ASSETS" - as defined in Section 3.18(a).

         "INTERESTS" - as defined in the Recitals of this Agreement.

         "INTERIM BALANCE SHEET" - as defined in Section 3.4.

         "IRC" - the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         "IRS" - the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         "KEY EMPLOYEES" - as defined in Section 5.8.

         "KNOWLEDGE" - a Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, officer, or partner, of such Person (or in any similar capacity) has knowledge of such fact or other matter.

         "LEGAL REQUIREMENT" - any administrative order, constitution, law, ordinance, principle of common law, regulation, rule or statute of any Governmental Body, including without limitation all federal, state and local laws related to Taxes, ERISA, Hazardous Materials and the Environment, zoning and land use, Occupational Safety and Health Laws, product quality and safety, employment and labor matters.

         "LOS ASSIGNEE" - as defined in Section 12.8.

         "LOS INC." - as defined in the first paragraph of this Agreement.

         "LOS INC. INTERESTS" - as defined in Section 2.5.

         "LOS OWNERS" - Allen A. Meyer and Robert L. Fleming

         "MARKS" - as defined in Section 3.18(a)(i).

         "MATERIAL ADVERSE EFFECT" - any material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operation of the Company taken as a whole, other than any effects arising out of or resulting from changes affecting the economy or financial conditions generally or the dairy industry generally.

         "MATERIAL CUSTOMERS" - as defined in Section 3.14(c).

         "NEW DFA PREFERRED CAPITAL INTERESTS" - as defined in Section 2.1(b).

         "OCCUPATIONAL SAFETY AND HEALTH LAW" - any Legal Requirement designed to provide safe working conditions and to reduce occupational safety and health hazards.

         "OPERATING AGREEMENT" - the Operating Agreement of the Company dated as of October 10, 1996 together with any amendments thereto.

         "ORDER" - any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         "ORDINARY COURSE OF BUSINESS" - an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                 (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

                 (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or Group of Persons exercising similar authority).

         "ORGANIZATIONAL DOCUMENTS" - (a) the certificate of formation of the Company; (b) the Operating Agreement; (c) the organizational minutes or resolutions of the Company; and (d) any amendment to any of the foregoing.

         "OUTSTANDING AMOUNT OF LONG TERM INDEBTEDNESS" - the sum of (i) the Indebtedness Owed to Harris Trust (ii) the Indebtedness Owed to Mid-Am Capital and (iii) any other indebtedness for borrowed money, including any prepayment penalties and other amounts required to be paid to the lender thereof in connection with the repayment thereof.

         "OUTSTANDING AMOUNT OF PREFERRED CAPITAL" - the sum of the Unreturned Preferred Capital Balance and the Preferred Return (each as defined in the Operating Agreement) of the Preferred Capital as of the Closing Date.

         "PENSION PLAN" - any pension plan within the meaning of ERISA Section 3(2).

         "PERSON" - any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, or other entity.

         "PREFERRED CAPITAL" - the Preferred Capital (as defined in the Operating Agreement) in the Company held by DFA.

         "PROCEEDING" - any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, any Governmental Body or arbitrator.

         "RECAPITALIZATION" - as defined in Section 2.1(b).

         "RELEASE" - any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment.

         "REPORTABLE EVENT" as defined in Section 4043 of ERISA.

         "REPRESENTATIVE" - with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "SECURITIES ACT" - the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "SELLERS" - as defined in the first paragraph of this Agreement.

         "SELLERS' CLOSING DOCUMENTS" - as defined in Section 3.2.

         "SELLERS' INDEMNIFIED PERSONS" - as defined in Section 10.3.

         "TAXES" - all taxes, charges, fees, duties, levies or other assessments, including, without limitation, income, gross receipts, net proceeds, ad valorem, real and personal property (tangible and intangible), sales, use, franchise, user, transfer, fuel, excess profits, occupational, employees' income withholding, unemployment and Social Security taxes, which are imposed by any Governmental Body.

         "TAX DISTRIBUTION" - as defined in Section 5.5.

         "TAX PREFERRED SECURITIES" - as defined in Section 2.1(c).

         "TAX RETURN" - any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax.

         "TAX YEAR" - as defined in Section 5.5.

         "TERRITORY" - as defined in Section 11.3(a).

         "TRADE SECRETS" - as defined in Section 3.18(a)(ii).

         "TRUST" - as defined in Section 2.1(c).


                                   SECTION 2

           SALE AND TRANSFER OF INTERESTS; CLOSING; RECAPITALIZATION

         2.1 INTERESTS. Subject to the terms and conditions of this Agreement, at the Closing, (a) LOS Inc. will sell and transfer all of its Interests to Buyer, and Buyer will purchase all of such Interests from LOS Inc., (b) Buyer, DFA Investment and DFA will recapitalize the Company and pursuant to such recapitalization (the "Recapitalization"), DFA Investment's Interests in the Company will be converted into new preferred capital interests in the Company (the "New DFA Preferred Capital Interests") in a net aggregate stated amount of $111,000,000 and the Outstanding Amount of Preferred Capital will be converted into an equal net aggregate stated amount (which will be specified in a certificate delivered by DFA to Buyer one business day prior to Closing) of New DFA Preferred Capital Interests, (c) DFA Investment will retain $20 million in net aggregate stated amount of New DFA Preferred Capital Interests and will sell $91,000,000 in net aggregate stated amount of New DFA Preferred Capital Interests to Buyer and Buyer will pay DFA Investment $91,000,000 in cash for such New DFA Preferred Capital Interests, (d) Buyer will cause the Company to redeem the New DFA Preferred Capital Interests issued to DFA pursuant to the Recapitalization, and (e) DFA Investment will purchase for $100 million in cash from the Suiza Capital Trust, a statutory business trust to be created by Buyer under the laws of the State of Delaware (the "Trust"), trust issued preferred equity securities ("TIPES") of the Trust in a net aggregate stated amount of $100 million. The TIPES will have material terms and conditions substantially as set forth in Exhibit A.

         2.2 PURCHASE PRICE PAYABLE TO LOS INC. The purchase price to be paid by Buyer to LOS Inc. for the Interests of LOS Inc. will be (a) $119,000,000 if the Closing occurs prior to May 4, 1998 and (b) $111,000,000 if the Closing occurs on May 4, 1998 or thereafter.

         2.3 CLOSING. The purchase and sale (the "CLOSING") provided for in this Agreement will take place at the offices of Sellers' counsel at Suite 4300, 901 Main Street, Dallas, Texas, at 10:00 a.m. (local time) on the third business day following the satisfaction or waiver of all conditions precedent set forth in Sections 7 and 8, or at such other time and place as the parties agree. Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

         2.4     CLOSING OBLIGATIONS.  At the Closing:

                 (a) Sellers will deliver or will cause to be delivered to Buyer a certificate executed by Sellers representing and warranting to Buyer that Sellers' representations and warranties in this Agreement are accurate in all material respects as if made on the Closing Date;

                 (b) LOS Inc. will deliver or will cause to be delivered to Buyer documents evidencing the transfer of all of LOS Inc.'s Interests to Buyer;

                 (c) Buyer will deliver or will cause to be delivered (i) to LOS Inc. by wire transfer, the purchase price specified in Section
         2.2 and (ii) to Sellers a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, Buyer's representations and warranties in this Agreement are accurate in all material respects as if made on the Closing Date;

                 (d) Buyer, DFA Investment and DFA will execute and deliver an amendment and restatement of the Operating Agreement in the form attached hereto as Exhibit B which will effect the Recapitalization and, among other things, will provide for the issuance of the New DFA Preferred Capital Interests and for a put in favor of DFA Investment and a call in favor of Buyer with respect to the $20 million in net aggregate stated amount of New DFA Preferred Capital Interests which are not sold by DFA Investment to Buyer at Closing;

                 (e) DFA Investment will deliver or will cause to be delivered to Buyer documents evidencing the transfer to Buyer of New DFA Preferred Capital Interests having a net aggregate stated value equal to $91,000,000, and Buyer will deliver to DFA Investment, by wire transfer, $91,000,000;

                 (f) DFA Investment will pay to the Trust, by wire transfer, $100 million and upon receipt thereof the Trust will issue to DFA Investment $100 million in net aggregate stated amount of TIPES; and

                 (g) Buyer will cause the Company to redeem the New DFA Preferred Capital Interests issued to DFA pursuant to the Recapitalization.

         2.5 ALLOCATION OF PURCHASE PRICE The parties agree that, in accordance with IRC Sections 751 and 1060, the purchase price to be paid by Buyer for the Interests held by LOS Inc. and for the New DFA Preferred Capital Interests, and by the Company for the redemption of the New DFA Preferred Capital Interests issued to DFA pursuant to the Recapitalization, shall be allocated among the assets of the Company attributable to such interests in the Company as set forth on Schedule 2.5 attached to and made a part of this Agreement. For this purpose, such purchase price shall include any liabilities of the Company that are treated as part of the purchase price of the LOS Inc. Interests for Federal income tax purposes. Each party agrees not to, and agrees to cause the Company not to, take a position on any Tax Return that is inconsistent with the allocation set forth on Schedule 2.5. LOS Inc., DFA Investment, DFA and the Buyer each agree, to the extent such filing is required, to file Form 8594 (Asset Acquisition Statement under Section 1060) consistent with such allocation.


                                   SECTION 3

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers represent and warrant to Buyer as follows (provided, however, that the Disclosure Letter sets forth certain exceptions to such representations and warranties or discloses certain matters in response to such representations and warranties, in each case identified by the applicable Section numbers below):

         3.1     ORGANIZATION AND GOOD STANDING.

                 (a) The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full limited liability company power and authority to conduct its business as it is now being conducted. The Company is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each state or other jurisdiction in which the nature of the activities conducted by it requires such qualification, except where such failure to so qualify does not have a Material Adverse Effect.

                 (b) Sellers have delivered to Buyer copies of the Organizational Documents of the Company, as currently in effect.

                 (c) The Company does not own any direct or indirect equity or debt interest in any other Person and is not obligated or committed to acquire any such interest.

         3.2     AUTHORITY; NO CONFLICT; CONSENTS.

                 (a) This Agreement constitutes the legal, valid, and binding obligation of each of the Sellers, enforceable against such Seller in accordance with its terms except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other laws relating or affecting creditors' rights generally and by general equity principles.

                 (b) Each Seller has the requisite cooperative or corporate right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by each of the Sellers have been duly authorized by all necessary corporate or cooperative action, as the case may be, on the part of the Company, the Sellers and the owners of the Sellers.

                 (c) Except for any Consent which may be required under the HSR Act, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly:

                          (i) conflict with (A) any provision of the Organizational Documents, or (B) any resolution adopted by the Representative Committee of the Company or the owners of the Interests of the Company;

                          (ii) result in a violation of, or give any Governmental Body or other Person the right to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company is subject;

                          (iii) result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company;

                          (iv) result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract of the Company described in Section 3.14(a); or

                          (v) result in the imposition or creation of any Encumbrance upon any of the assets owned or used by the Company.

                 (d) No Seller or the Company is or will be required to obtain any Consent from any Person or Governmental Body in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, except for:
         (i) Consents, if any, required under the HSR Act; (ii) Consents as will be obtained by Closing; or (iii) where the failure to obtain such Consents will not have a Material Adverse Effect.

         3.3 CAPITALIZATION. The authorized and outstanding limited liability company interests of the Company are listed in Section 3.3 of the Disclosure Letter. Sellers are and will be on the Closing Date the record and beneficial owners and holders of the Interests, free and clear of all Encumbrances, and the Interests are the only outstanding ownership interests in the Company. The LOS Owners own all of the outstanding ownership interests in LOS Inc. At the Closing, after giving effect to the Recapitalization, DFA Investment and DFA will be the sole record and beneficial owners and holders of the New DFA Preferred Capital Interests, free and clear of all Encumbrances. All of the outstanding Interests of the Company to be purchased by Buyer have been duly authorized and validly issued and are fully paid and nonassessable. All of the New DFA Preferred Capital Interests to be purchased by Buyer will have been duly authorized and validly issued and will be fully paid and nonassessable. Except for certain rights of first refusal set forth in the Operating Agreement, (which are being waived with respect to the Contemplated Transactions pursuant to Section 12.14 of this Agreement) there are no Contracts relating to the issuance, sale, or transfer of any Interests of the Company. None of the outstanding Interests of the Company was issued in violation of the Securities Act.

         3.4 FINANCIAL STATEMENTS. Included within Section 3.4 of the Disclosure Letter are: (a) the audited financial statements (i) of the Company for the two month period ended December 31, 1996 and (ii) of LOS Inc. for the year ended December 31, 1996, (b) an unaudited balance sheet of the Company as at November 30, 1997 (the "INTERIM BALANCE SHEET") and a profit and loss statement for the 11 months ended on the Interim Balance Sheet Date (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements fairly present in all material respects the assets and liabilities, financial condition and the results of operations, changes in stockholders' equity or membership equity, as applicable, and cash flow of LOS Inc. or the Company, as applicable, as at the respective dates of and for the periods referred to in such Financial Statements. The Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied, subject in the case of the unaudited statements to the absence of footnote disclosure and other presentation items and to changes resulting from normal period-end adjustments for recurring accruals, which will not have a Material Adverse Effect. Subject to the limitations provided in the immediately preceding sentence, the Financial Statements have been prepared from the books and records of the Company and LOS Inc., as applicable, which accurately and fairly reflect in all material respects the transactions of, acquisitions and dispositions of assets by, and incurrence of liabilities by the Company and LOS Inc., as applicable. All inventories and raw materials reflected in the Interim Balance Sheet or acquired since the date thereof are of good and merchantable quality and are salable in the ordinary course of business (in the case of inventory held for sale) or currently usable (in the case of other inventory and raw materials) or adequate reserves have been established with respect thereto. All accounts receivable reflected in the Interim Balance Sheet or acquired since the date thereof arose in the Ordinary Course of Business and are not subject to set-off, counterclaim or other reduction. As of the Interim Balance Sheet Date, the Outstanding Amount of Long Term Indebtedness was $41,516,000, and since such date the Outstanding Amount of Long Term Indebtedness has not changed except (A) for changes specifically permitted under Section 3.13(h) and
(B) for distributions or bonuses paid by the Company for the 1997 fiscal year of the Company which are set forth in Section 3.8 of the Disclosure Letter. As of December 31, 1997, the Outstanding Amount of Preferred Capital equaled $13,564,200, and such amount has not increased since such date except to reflect accrued but unpaid distributions after such date.

         3.5 BOOKS AND RECORDS. The books of account, minute books, and other records of the Company, all of which have been made available to Buyer, are complete and correct. At the Closing, all of those books and records will be in the possession of the Company.

         3.6     TITLE TO PROPERTIES; ENCUMBRANCES.

                 (a) Section 3.6(a) of the Disclosure Letter includes a complete list (including the street address, where applicable) of each Facility and of each material item of tangible personal property owned by the Company as of the date indicated. The tangible personal property listed in the Disclosure Letter is in good repair and operating condition, normal wear and tear excepted.

                 (b) The Company owns all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own located in the Facilities owned or operated by the Company or reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the Interim Balance Sheet (except for personal property sold since the date of the Interim Balance Sheet in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Interim Balance Sheet (except for personal property acquired and sold since the date of the Interim Balance Sheet in the Ordinary Course of Business). Except as described in Section 3.6(b) of the Disclosure Letter, all material properties and assets reflected in the Interim Balance Sheet are free and clear of all Encumbrances except for (a) security interests incurred in connection the Indebtedness Owed to Harris Bank and (b) liens for current Taxes not yet due.

                 (c) Permanent certificates of occupancy have been issued for the improvements included within the Facilities permitting the existing use of such improvements. To Sellers' knowledge, there are no proceedings pending or threatened that would alter the current zoning classification of the Facilities or alter any applicable laws, statutes, regulations, codes, conditions or restrictions related to zoning or land use that would adversely affect the existing use of the Facilities in the Company's business. Except as described in Section 3.6(c) of the Disclosure Letter, the Company has not received any written notice from any insurance company of any defects or inadequacies in the Facilities that would, if not corrected, result in the termination of existing insurance coverage or a material increase in the present cost thereof. The Company has not received any written notice providing for or threatening the discontinuation of necessary utilities to the Facilities. None of the Sellers or LOS owners is a "foreign person" as that term is defined in
         Section 1445 of the IRC.

         3.7 NO UNDISCLOSED LIABILITIES. The Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for (a) liabilities or obligations reflected or reserved against in the Interim Balance Sheet (b) current liabilities incurred in the Ordinary Course of Business since the date thereof and (c) matters disclosed in Section 3.7 of the Disclosure Letter.

         3.8     TAXES.  Except as set forth in Section 3.8 of the Disclosure
Letter:

                 (a) The Company has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by it pursuant to applicable Legal Requirements. The Company has paid, or made provision for the payment of, all Taxes that have become due and payable as Taxes imposed on the Company pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by the Company, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in the Interim Balance Sheet.

                 (b) The Company has not been granted an extension of time for filing any Tax Return that has not yet been filed.

                 (c) The charges, accruals, and reserves with respect to Taxes on the respective books of the Company are adequate in all material respects. There exists no proposed tax assessment against the Company except as disclosed in the Interim Balance Sheet. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body.

                 (d) All Tax Returns filed by the Company are true, correct, and complete with respect to Taxes imposed on the Company. The Company is not, and within the five-year period preceding the Closing Date has not been, an "S" corporation.

                 (e) There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company for any taxable period.

                 (f) No Proceeding is pending or, to Sellers' knowledge, threatened in regard to any Taxes due from or with respect to the Company or any Tax Return filed by or with respect to the Company.

                 (g) The Company has made distributions to its members in order to reimburse them for Taxes resulting from the inclusion in their taxable income of income of the Company. The amount, date and recipient of each such distribution (i) made since the incorporation of LOS Inc. or the formation of the Company, as applicable, or (ii) that the Company anticipates making prior to the Closing Date, the period of the income the Tax upon which each such distribution was or will be designed to reimburse and the Tax computations for such periods, are set forth in Section 3.8 of the Disclosure Letter.

         3.9 NO MATERIAL ADVERSE CHANGE. Since the date of the Interim Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition (financial or otherwise) of the Company.

         3.10    EMPLOYEE BENEFITS.

                 (a) Section 3.10(a) of the Disclosure Letter lists each Company Plan.

                 (b) Except as set forth in Section 3.10(b) of the Disclosure Letter:

                          (i) The terms and operations of each and every Company Plan have at all times been in accordance with ERISA, the IRC, and/or any and all other applicable laws and regulations.

                          (ii)    All governmental reports and returns
                 (including, but not limited to, annual IRS/DOL 5500-series information returns/reports) required to be filed in connection with all Company Plans have been timely filed, and were true and complete when filed.

                          (iii) The Company does not have a contribution obligation to a "multiemployer plan" within the meaning of
                 Section 4001(a)(3) of ERISA.

                          (iv) The Company has not participated in any transaction that could reasonably be expected to result in a Material Adverse Effect to the Company under ERISA Section 4069.

                          (v) All required contributions to all Company Plans and all premiums, fees, or other payments required to be made in connection with any Company Plan have either been timely made or are reflected in the Financial Statements on an accrual basis.

                          (vi) No Company Plan is currently under audit by the IRS or the DOL.

                          (vii) Other than routine claims for benefits, there are no actions, suits, claims or investigations pending, or to Sellers' knowledge, threatened against or with respect to any of the Company Plans or their assets.

                          (viii) With respect to any Employee Benefit Plan which is a "Defined Benefit Plan" with the meaning of ERISA
                 Section 3(35), (A) the Company has not incurred and is not reasonably likely to incur any liability under Title IV of ERISA (other than for the payment of premiums, all of which have been paid when due), (B) the Company has not incurred any accumulated funding deficiency within the meaning of IRC
                 Section 412 and has not applied for or obtained a waiver of any minimum funding standard or an extension of any amortization period under IRC Section 412, and (C) no "Reportable Event" as defined in Section 4043 of ERISA) has occurred or is expected to occur.

                          (ix) With respect to each "Employee Benefit Plan" (as defined in ERISA) maintained or contributed to, currently or in the past, by the Company or any ERISA Affiliate, or with respect to which the Company or any ERISA Affiliate has liability (the "Controlled Group Plans"); (A) there are no unfunded liabilities existing under any Control Group Plan and each Controlled Group Plan could be terminated as of the date of Closing with no liability to the Company, any Seller or Buyer; and (B) each such Control Group Plan has been operated in compliance with ERISA, applicable tax qualification requirements and all other applicable laws.

                          (x) Neither the Company any Seller, any ERISA Affiliate nor any plan fiduciary of any Company Plan has engaged in any transaction in violation of Section 406(a) of ERISA or any "prohibited transaction" (as defined in IRC
                 Section 4975(c)(1) that would subject the Company, any Seller, Buyer or any ERISA Affiliate to any taxes, penalties or other liabilities resulting from such transaction.

                 (c) Except as set forth in Section 3.10(c) of the Disclosure Letter, the Company is not a party to or subject to any collective bargaining agreement, contract, commitment or arrangement, nor does any other written agreement determine the terms and conditions of employment of any employee of the Company, nor will this Agreement or the transactions contemplated hereby cause a termination or renegotiation of, or trigger any rights or result in a default under, any such agreement. To Seller's Knowledge, no attempts are presently being made, to organize or represent any employees or group of employees of the Company.

         3.11    COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL
AUTHORIZATIONS.  Except as set forth in Section 3.11 of the Disclosure Letter:

                 (a) The Company is in compliance with each Legal Requirement that is applicable to it or to the conduct or operation of its business.

                 (b) No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) constitutes a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (ii) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action.

                 (c) The Company has not received any outstanding notice from any Governmental Body or any other Person regarding (i) any actual or alleged violation of any Legal Requirement, or (ii) any actual or alleged obligation on the part of the Company to undertake, or to bear the cost of, any remedial action of any nature.

                 (d) The Company holds all Governmental Authorizations that are required in connection with the business of the Company. Each such Governmental Authorization is valid and in full force and effect except where the failure to keep such authorization valid and in full force and effect will not have a Material Adverse Effect.

                 (e) The Company is in compliance with all of the terms and requirements of each Governmental Authorization.

                 (f) The Company has not received any outstanding notice from any Governmental Body or any other Person regarding (i) any actual or alleged violation of any term or requirement of any Governmental Authorization, or (ii) any actual or proposed revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization.

                 (g) All applications required to have been filed for the renewal of the Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

                 (h) The Governmental Authorizations held by the Company constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner it currently operates such business.

                 (i) To the Sellers' knowledge, since September 1, 1994, none of the Company's officers, employees or agents, nor any other Person acting on behalf of any of them or the Company has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person in violation of any Legal Requirement, including, without limitation, the Foreign Corrupt Practices Act.

                 (j) Since September 1, 1994 the Company has not effected a recall or withdrawal of any of its products for health reasons, and, to the Sellers' Knowledge, no facts have existed that, if known by the applicable Governmental Body, would have resulted in such a recall or withdrawal.

         3.12    LEGAL PROCEEDINGS; ORDERS.

                 (a) Except as set forth in Section 3.12(a) of the Disclosure Letter, there is no Proceeding:

                          (i) pending or threatened against the Company which, alone or in the aggregate, has had or would (if decided adversely) have, a Material Adverse Effect; or

                          (ii) that challenges, or that may have the effect of preventing or making illegal, any of the Contemplated Transactions.

                 Sellers have delivered, or have caused the Company to deliver, to Buyer copies of all pleadings, correspondence, and other documents relating to each pending Proceeding related to the Company.

                 (b) Except as set forth in Section 3.12(b) of the Disclosure Letter:

                          (i) there is no Order to which the Company is subject;

                          (ii) no Affiliate, agent, or employee of the Company is subject to any Order that prohibits such Affiliate, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company which would have a Material Adverse Effect; and

                          (iii) no event has occurred or circumstance exists that constitutes or results in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company is subject.

         3.13    ABSENCE OF CERTAIN CHANGES AND EVENTS.  Except as set forth in
Section 3.13 of the Disclosure Letter, since the date of the Interim Balance Sheet, the Company has conducted its businesses only in the Ordinary Course of Business and there has not been any Material Adverse Effect or any:

                 (a) change in the Company's authorized or issued Interests; grant of any option or right to purchase Interests of the Company; issuance of any security convertible into Interests; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any Interests; or declaration or payment of any dividend or other distribution or payment in respect of Interests;

                 (b) amendment to the Organizational Documents of the Company;

                 (c) payment or increase by the Company of any bonuses, salaries, or other compensation to any Affiliate, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any Affiliate, or employee;

                 (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

                 (e) damage to or destruction or loss of any material asset or property of the Company that is not covered by insurance;

                 (f) entry into, termination of, or receipt of notice of termination of any Contract or transaction involving a total remaining commitment by or to the Company that could exceed $100,000 or any material breach or material default (or event that with notice or lapse of time would constitute a material breach or material default) under any such Contract;

                 (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or any Encumbrance on any material asset or property of the Company;

                 (h) any incurrence of indebtedness for borrowed money or any other change in the Outstanding Amount of Long Term Indebtedness, except for (i) decreases resulting from scheduled principal payments on the term loan portion of the Indebtedness Owed to Harris Trust,
         (ii) increases or decreases resulting from borrowings and repayments made in the Ordinary Course of Business pursuant (A) to the Subordinated Working Capital Line of Credit in the amount of $5,000,000 owed to Mid-Am Capital, L.L.C. and (B) to the revolving credit portion of the Indebtedness Owed to Harris Trust; (iii) increases or decreases resulting from borrowings and repayments made pursuant to the revolving credit portion of the Indebtedness Owed to Harris Trust to make Tax Distributions permitted under Section 5.5, and (iv) increases resulting from the accrual of interest on the Indebtedness Owed to Harris Trust and the Indebtedness Owed to Mid-Am Capital in accordance with the terms thereof;

                 (i) material change in the accounting methods used by the Company; or

                 (j) Contract, whether oral or written, by the Company to do any of the foregoing.

         3.14    CONTRACTS; NO DEFAULTS.

                 (a) Section 3.14(a) of the Disclosure Letter contains a complete and accurate list of:

                          (i) each Contract that involves performance of services or delivery of goods or materials by or to the Company of an amount or value that could exceed $100,000;

                          (ii) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company that could exceed $100,000 or that is otherwise material to the Company;

                          (iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000 and with terms of less than one year);

                          (iv) each Contract containing covenants that materially restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person;

                          (v) each employment, consulting, noncompetition, separation, collective bargaining, union or labor Contract;

                          (vi) each Contract with or for the benefit of any Seller or Affiliate or, to the Sellers' knowledge, any immediate family member of an Affiliate;

                          (vii) each Contract under which the Company is obligated to indemnify, or entitled to indemnification from, any third party, excluding any agreement that requires indemnification solely for a breach of such agreement:

                          (viii) each Contract for capital expenditures in excess of $100,000; and

                          (ix) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

                 (b) With respect to the Contracts identified in Section 3.14(a) of the Disclosure Letter:

                          (i) each Contract is in full force and effect and is valid and enforceable in accordance with its terms except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other laws relating or affecting creditors' rights generally and by general equity principles;

                          (ii) the Company has delivered to Buyer a copy of each such Contract that is in writing and a written summary accurately describing the material provisions of each such Contract that is not in writing;

                          (iii) the Company is in compliance with all material terms and requirements; and

                          (iv) the Company has not given to or received from any other Person any notice regarding any actual or alleged violation of any Contract.

                 (c) Section 3.14(c) of the Disclosure Letter includes a complete list of each customer of the Company that accounted for more than $1,000,000 in gross sales of the Company during the years ended December 31, 1996 and December 31, 1997 (the "MATERIAL CUSTOMERS") and indicating the amount of gross sales attributable to each Material Customer during such years. None of the Material Customers has notified the Company or either Seller of any intention to, or to Sellers' Knowledge otherwise threatened to, terminate or materially alter its relationship with the Company, and there has been no material dispute with a Material Customer since January 1, 1996.

         3.15    INSURANCE.

                 (a) Sellers have delivered to Buyer true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is covered.

                 (b)      Section 3.15 of the Disclosure Letter describes:

                          (i) any self-insurance arrangement by the Company, including any reserves established thereunder; and

                          (ii) all material obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

                 (c) All policies to which the Company is a party or that provide coverage to the Company taken together provide adequate insurance coverage for the assets and the operations of the Company for all risks normally insured against by a Person carrying on the same business as the Company.

                 (d) The Company has not received (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (ii) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or will be renewed only with a material increase in cost or that the issuer of any policy is not willing or able to perform its obligations thereunder.

         3.16 ENVIRONMENTAL MATTERS. Except as set forth in Section 3.16 of the Disclosure Letter:

                 (a) The Company has not violated and is not in violation of any Environmental Law.

                 (b) None of the Facilities contains any Hazardous Materials in amounts exceeding the levels permitted by applicable Environmental Law or under circumstances that would require remediation or removal under Environmental Law.

                 (c) The Company has not engaged in any Hazardous Activities, and no Hazardous Materials have been disposed of, released or transported in violation of any applicable Environmental Law to or from any of the Facilities.

                 (d) There have been no environmental investigations, studies, audits, tests, reviews or other analyses regarding compliance or noncompliance with any Environmental Law conducted by or on behalf of the Company, or which are in the possession of the Company, relating to the activities of the Company or any of the Facilities that have not been delivered to Buyer.

                 (e) No Seller or the Company has received any actual or threatened Order or notice from any Governmental Body or the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities.

         3.17 LABOR RELATIONS; COMPLIANCE. Section 3.17 of the Disclosure Letter includes a complete list of all current employees of the Company as of the date set forth therein, including date of employment, current title and compensation, and date and percentage of last increase in compensation and indicating any employees on disability or other permitted leaves of absence. There is not presently pending or existing (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, or (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal
Requirement pertaining to labor relations or employment matters.   To Sellers'
Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company. The Company has complied with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.

         3.18    INTELLECTUAL PROPERTY.

                 (a)      The term "INTELLECTUAL PROPERTY ASSETS" includes:

                          (i) the name Land-O-Sun, all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "MARKS") owned, used, or licensed by the Company as licensee or licensor; and

                          (ii) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "TRADE SECRETS") owned, used, or licensed by the Company as licensee or licensor.

                 (b) The Company has the right to use all of the Intellectual Property Assets without infringing on or otherwise acting adversely to the rights or claimed rights of any Person. Section 3.18(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $50,000 under which the Company is the licensee. There are no outstanding disputes or disagreements with respect to any such Contract.

                 (c) Section 3.18(c) of the Disclosure Letter contains a complete and accurate list and summary description of all Marks. Except for Marks used under licences disclosed in Section 3.18(b) of the Disclosure Letter, the Company is the owner of all right, title, and interest in and to each of the Marks, free and clear of all Encumbrances. To Sellers' Knowledge, there is no potentially interfering trademark or trademark application of any third party, and no Mark is infringed or has been challenged or threatened in any way. To Sellers' Knowledge, none of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

         3.19 BROKERS OR FINDERS. Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement for which Buyer will be liable.

         3.20 COMPETING INTERESTS. Except as set forth in Section 3.20 of the Disclosure Letter, neither of the Sellers, nor any Person that controls, is controlled by or is under common control with either Seller, nor, to the Sellers' Knowledge, any Affiliate owns, directly or indirectly, an interest in any Person that is a competitor, customer or supplier of the Company or that otherwise has material business dealings with the Company, other than ownership of less than 1% of publicly traded securities of such Person.

         3.21 NO MISREPRESENTATIONS. The representations, warranties and statements made by the Sellers in or pursuant to this Agreement are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it is made, not misleading.


                                   SECTION 4

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Sellers as follows:

         4.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. Buyer is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the nature of the activities conducted by it requires such qualification, except where such failure to so qualify does not have a material adverse effect on Buyer.

         4.2     AUTHORITY; NO CONFLICT.

                 (a) This Agreement has been duly authorized for execution by the Board of Directors of Buyer and constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other laws relating or affecting creditors' rights generally and by general equity principles. Buyer has the absolute and requisite corporate right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

                 (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                          (i)     any provision of Buyer's Organizational
                 Documents;

                          (ii) any Legal Requirement or Order to which Buyer may be subject; or

                          (iii) any Contract to which Buyer is a party or by which Buyer may be bound.

                 (c) Buyer is not required to obtain any Consent from any Person or Governmental Body in connection with the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions, except under the HSR Act and except for such Consents as will be obtained by Buyer prior to Closing.

         4.3 INVESTMENT INTENT. Buyer is acquiring the Interests from LOS Inc. and the New DFA Preferred Capital Interests from DFA for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

         4.4 CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing or making illegal any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been threatened.

         4.5 BROKERS OR FINDERS. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement for which Sellers will be liable.


                                   SECTION 5

                   COVENANTS OF SELLERS PRIOR TO CLOSING DATE

         5.1 ACCESS AND INVESTIGATION. Following the date of this Agreement, Sellers will, and will cause the Company and its Representatives to,
(a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "BUYER'S ADVISORS") reasonable access during normal business hours to the Company's personnel, properties, contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request with respect to the Company, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information with respect to the Company as Buyer may reasonably request.

         5.2 OPERATION OF THE BUSINESS OF THE COMPANY. Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company to:

                 (a) conduct the business of the Company only in the Ordinary Course of Business;

                 (b) use their best efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company; and

                 (c) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of the Company.

         5.3 NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, and will cause the Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.13 will occur; provided, however, that Sellers may amend the Operating Agreement to permit Tax Distributions to be made to DFA in accordance with Section 5.5.

         5.4 NOTIFICATION. Between the date of this Agreement and the Closing Date, each Seller will promptly notify Buyer in writing if such Seller or the Company becomes aware of any fact or condition that causes or constitutes a material breach of any of Sellers' representations and warranties as of the date of this Agreement, or if any Seller or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, each Seller will promptly notify Buyer of the occurrence of any material breach of any covenant of Sellers in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible.

         5.5 DISTRIBUTIONS AND CERTAIN OTHER RESTRICTED PAYMENTS. Between the date of this Agreement and the Closing Date, Sellers will cause the Company not to during any fiscal year of the Company (a) declare or pay any distributions in respect of any Interests of or (b) directly or indirectly purchase, redeem or otherwise acquire or retire any Interests; provided, however, that the Company may pay distributions ("Tax Distributions") to the members of the Company to enable such members or their Flow-Through Owners (as defined below) to make payments of Income Taxes, as defined below (including estimates therefor) which shall become due and payable either before, on or after the Closing Date with respect to any fiscal year or portion thereof beginning on or after January 1, 1995 and ending or occurring on or prior to the Closing Date (a "Pre-Closing Tax Period"), provided, however, that the "Tax Distributions" for any such Pre-Closing Tax Period shall not exceed the Undistributed Income Tax Liability (as defined below) for such Pre-Closing Tax Period. The Company may make borrowings under the revolving credit portion of the Indebtedness Owed to Harris Trust to make the Tax Distributions provided for in this Section 5.5.

                 (a) "UNDISTRIBUTED INCOME TAX LIABILITY" of a member for any Pre-Closing Tax Period means the excess of (i) the Flow-Through Tax Amount, as hereinafter defined, for such Pre-Closing Tax Period for such member, over (ii) all prior distributions made by the Company to such member with respect to the Flow-Through Tax Amount for such Pre-Closing Tax Period for such member; provided, however, that the aggregate Undistributed Income Tax Liability of all members for all Pre-Closing Tax Periods ending on or before December 31, 1996, including without limitation any interest and penalties in connection therewith, shall be limited to and shall not exceed $5,000,000 in the aggregate.

                 (b) "FLOW-THROUGH OWNER" of a member shall mean a direct or indirect owner of a member that is taxable on such owner's share of the various items of taxable income or loss or alternative minimum taxable income or loss of the Company by reason of owning an interest in the Company through one or more S corporations or entities taxed as non-exempt cooperatives or partnerships for Federal income tax purposes.

                 (c) "FLOW-THROUGH TAX AMOUNT" of a member means the amount of money to enable such member or its Flow-Through Owners to pay Income Taxes (including quarterly estimated Income Taxes) with respect to the Company's net income or any division or segment thereof allocable to such member for Pre-Closing Tax Periods. For the purpose of this definition:

                          (i) "Income Taxes" means all Federal, state and local taxes, fees, assessments or charges of any kind, imposed on, or determined with reference to, net income of the Company or any division or segment thereof, or any allocable portion thereof, including without limitation any self-employment or similar tax imposed with respect a member's or Flow-Through Owner's allocable share of net income or any division or segment thereof, together with any interest and penalties, additions to tax or additional amounts with respect thereto and "Income Tax" means any one of such Income Taxes.

                          (ii) The Flow-Through Tax Amount of a member in any applicable Pre-Closing Tax Period shall equal the greater of (1) the product of (i) the sum of (A) the highest marginal federal tax rate (taking into account actual deductions or credits for state and local taxes) applicable to the member or its Flow-Through Owners (at either individual or corporate rates, as applicable) with respect to the taxable income directly or indirectly allocable to such member or Flow-Through Owners with respect to such applicable Pre-Closing Tax Period, (B) the highest state tax rate (taking into account actual deductions or credits for local taxes) applicable to the member or its Flow-Through Owners (at either individual or corporate rates, as applicable) with respect to the taxable income directly or indirectly allocable to such member or Flow-Through Owners with respect to such applicable Pre-Closing Tax Period and (C) the highest local tax rate applicable to the member or its Flow-Through Owners (at either individual or corporate rates, as applicable) with respect to the Company's taxable income, directly or indirectly allocable to such member or Flow-Through Owners with respect to such applicable Pre-Closing Tax Period, multiplied by (ii) the Company's taxable income directly or indirectly allocable to such member or its Flow-Through Owners with respect to such Pre-Closing Tax Period, or (2) the product of (i) the sum of
                 (A) the highest Federal alternative minimum tax rate (taking into account actual deductions or credits for state and local taxes) applicable to the member or its Flow-Through Owners (at either individual or corporate rates, as applicable) with respect to the Company's alternative minimum taxable income directly or indirectly allocable to such member or Flow-Through Owners with respect to such applicable Pre-Closing

                 Tax Period, (B) the highest state tax rate (taking into account actual deductions or credits for local taxes) applicable to the member or its Flow-Through Owners (at either individual or corporate rates, as applicable) with respect to the Company's taxable income or alternative minimum taxable income, as applicable, directly or indirectly allocable to such member or Flow-Through Owners with respect to such applicable Pre-Closing Tax Period and (C) the highest local tax rate applicable to the member or its Flow-Through Owners (at either individual or corporate rates, as applicable) with respect to the Company's taxable income or alternative minimum taxable income, as applicable, directly or indirectly allocable to such member or Flow-Through Owners with respect to such applicable Pre-Closing Tax Period, multiplied by (ii) the Company's taxable income or alternative minimum taxable income, as applicable, directly or indirectly allocable to such member or its Flow-Through Owners with respect to such Pre-Closing Tax Period.

                 (d) For purposes of this Section 5.5, "net income" or "taxable income" of the Company shall not include any gain or income, including recapture income, (i) resulting from the purchase of Interests by the Buyer pursuant to this Agreement or (ii) recognized by the Company in any transaction in which the Company was formed.

                 (e) The intent of this Section 5.5 is that distributions can be made between the date of this Agreement and the Closing Date so that each member can receive such distributions as necessary to fully reimburse such member or its Flow-Through Owner(s) for all Income Taxes incurred as a result of such member or its Flow-Through Owner(s) being required to report, and pay Income Tax with respect to, his, her or its allocable share of the items of income, gain, loss, deduction and credit of the Company for all Pre-Closing Tax Periods (excluding such items resulting from the transactions contemplated by this Agreement and excluding any gain or income recognized by the Company in any transaction in which the Company was formed), subject to the limitation stated in Section 5.5(a) that limits distributions of Undistributed Income Tax Liability under this Section 5.5 for all Pre-Closing Tax Periods ending on or before December 31, 1996 to $5,000,000 in the aggregate for all members.

                 (f) The LOS Owners and DFA agree that they are bound by and shall comply with the provisions of Section 5.5(a) of the Operating Agreement which obligates LOS Inc., the LOS Owners and DFA to pay to the Company certain tax benefits realized by DFA, LOS Inc. or the Flow-Through Owners. In addition, Allen A. Meyer ("Meyer") hereby agrees that, to the extent that the bonus paid to him by the Company on January 23, 1998, in the amount of $933,673 less the amount of Income Taxes and Medicare Taxes that he pays as a result of such bonus (computed using the highest marginal Income Tax rates applicable to Meyer for 1998), exceeds the additional Income Taxes that he pays for tax year 1994 as a result of the examination of Tax Returns of the Company and LOS Inc. for such year, he will pay such excess to the Company within ten (10) business days after the amount of such excess is finally determined (meaning, if applicable, at the final conclusion of any controversy concerning the amount of Tax liabilities affecting the amount of such excess, either by settlement or by judgment of a court when the period for appeal of such judgment has expired). The LOS Owners and DFA also agree that any decrease in Income Taxes or other Tax Benefit, as described in Section 5.5(a) of the Operating Agreement, realized with respect to tax years subsequent to tax year 1994 by reason of any Net Tax Addition, as defined in Section 5.5(a) of the Operating Agreement, paid by Meyer for tax year 1994 will be subject to the provisions of
         Section 5.2(a)(i)(F) of the Operating Agreement.

                 (g) The provisions of Section 7 of the Tax Cooperation Agreement shall determine the Person or Persons who shall control the conduct of all examinations and audits by any Governmental Body.

         5.6 PAYMENT OF INDEBTEDNESS BY RELATED PERSONS. Except as expressly provided in this Agreement, Sellers will cause all indebtedness owed to the Company by either Seller or any Person (including, without limitation, the Indebtedness Owed by LOS Inc.) in any way related to or affiliated with either Seller to be paid in full prior to Closing.

         5.7 NO NEGOTIATION. Until such time, if any, as this Agreement is terminated pursuant to Section 9, Sellers and DFA will not, and will cause their Representatives, the Company and the Company's Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to any Person (other than Buyer and Buyer's Advisors) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company, or any of the Interests of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

         5.8 CHANGE OF CONTROL PAYMENTS. Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that the Company may enter into change of control agreements (each a "Change of Control Agreement") providing for aggregate payments to be made by the Company of up to $2,000,000 (the "Change of Control Payments") to certain key employees of the Company (collectively, the "Key Employees") in the event that fifty percent (50%) of the Interests are acquired by any Person that does not currently hold any Interests. Such Change of Control Agreements will provide that the Closing will be a condition precedent to the Company's obligation to make the Change of Control Payment although the Company may, in its discretion, make such Change of Control Payments prior to Closing, and the Company will make such Change of Control Payment within two days prior to the Closing if requested to do so by Buyer. The Company may make borrowings under the revolving credit portion of the Indebtedness Owed to Harris Trust to make the Change of Control Payments provided for in this Section 5.8.

         5.9 BEST EFFORTS. Between the date of this Agreement and the Closing Date, Sellers and DFA will use their best efforts to cause the conditions in Sections 7 and 8 to be satisfied.

         5.10 ASSISTANCE WITH PERMITS AND FILINGS. The Company and the Sellers will furnish Buyer with all information that is required for inclusion in any application or filing to be made by Buyer or its affiliates to any Governmental Body in connection with the Contemplated Transactions. The Company and the Sellers will use commercially reasonable efforts to assist Buyer in obtaining any Governmental Authorizations, or any Consents related thereto, that Buyer will require in connection with the Contemplated Transactions.

         5.11 CONFIDENTIALITY. The Sellers, DFA and, prior to the Closing, the Company will maintain in confidence, and will cause their respective Representatives to maintain in confidence, any non-public information furnished to them by Buyer or Buyer's Representatives in connection with this Agreement or the Contemplated Transactions to the extent required by, and in accordance with, the provisions of the letter dated December 12, 1997 executed by Buyer and LOS Inc. (as if each such Seller and the Company were a party thereto).


                                   SECTION 6

                    COVENANTS OF BUYER PRIOR TO CLOSING DATE

         6.1 BEST EFFORTS. Between the date of this Agreement and the Closing Date, Buyer will use its best efforts to cause the conditions in Sections 7 and 8 to be satisfied; provided that Buyer shall be required to use only commercially reasonable efforts to satisfy the condition set forth in
Section 7.8 with respect to the HSR Act, and Buyer shall have no obligation to comply with any request or requirement imposed by the FTC, the DOJ or any other Governmental Body in connection with the satisfaction of such condition if Buyer, in the exercise of its reasonable discretion, elects not to do so. Without limiting the generality of the foregoing, Buyer shall not be obligated to comply with any request by, or any requirement of, the FTC, the DOJ or any other Governmental Body (i) to disclose confidential information of Buyer; (ii) to dispose of any assets or operations; or (iii) to comply with any restriction on the manner in which it conducts its operations.

         6.2 CONFIDENTIALITY. Between the date of this Agreement and the Closing Date, Buyer will maintain in confidence, and will cause Buyer's Advisors to maintain in confidence, any non-public information furnished to Buyer or Buyer's Advisors by Sellers or the Company in connection with this Agreement or the Contemplated Transactions, to the extent required by, and in accordance with, the provisions of the letter dated December 12, 1997, executed by Buyer and LOS Inc.

                                   SECTION 7

              CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

         Buyer's obligation to purchase the Interests of LOS Inc. and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

         7.1 ACCURACY OF REPRESENTATIONS. All of Sellers' representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

         7.2     SELLERS' PERFORMANCE.

                 (a) All of the covenants and obligations that Sellers and DFA are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

                 (b) Each document required to be delivered by Sellers and DFA pursuant to Section 2.4 must have been delivered, and each of the other covenants and obligations of Sellers in this Agreement must have been performed and complied with in all respects.

         7.3 ABSENCE OF MATERIAL ADVERSE EFFECTS. Since the date of this Agreement, the Company shall not have suffered any Material Adverse Effect.

         7.4 CONSENTS. Any Consents which Buyer, any Seller, DFA or the Company may be required to obtain to consummate the Contemplated Transactions must have been obtained and must be in full force and effect.

         7.5 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing or making illegal any of the Contemplated Transactions.

         7.6 NO CLAIM REGARDING INTEREST OWNERSHIP OR SALE PROCEEDS. There must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any Interest in the Company, or
(b) is entitled to all or any portion of the consideration payable for the Interests or the New DFA Preferred Capital Interests.

         7.7 NO PROHIBITION. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time) result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any Material Adverse Effect under any applicable Legal Requirement or Order.

         7.8 HSR ACT WAITING PERIOD EXPIRED. All applicable waiting periods specified under the HSR Act with respect to the Contemplated Transactions shall have lapsed or been terminated.

         7.9 AMENDED AND RESTATED OPERATING AGREEMENT. DFA Investment and DFA shall have executed and delivered an amendment and restatement of the Operating Agreement in the form attached hereto as Exhibit A.

         7.10 SUPPLY AGREEMENT. The Company shall have entered into a Supply Agreement with DFA with respect to the supply of raw milk to the Company in the form attached hereto as Exhibit C.

         7.11 CERTIFICATES. The Sellers shall have delivered to Buyer a closing certificate, substantially in the form attached hereto as Exhibit D, and a certificate of the Secretaries of the Sellers, substantially in the form attached hereto as Exhibit E.

         7.12 LEGAL OPINION. The Sellers shall have delivered to Buyer a legal opinion of the Sellers' counsel, substantially in the form attached hereto as Exhibit F.


                                   SECTION 8

         CONDITIONS PRECEDENT TO SELLERS' AND DFA'S OBLIGATION TO CLOSE

         LOS Inc.'s obligation to sell its Interests and the obligation of the Sellers and DFA to take the other actions required to be taken by them at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers and DFA, in whole or in part):

         8.1 ACCURACY OF REPRESENTATIONS. All of Buyer's representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

         8.2     BUYER'S PERFORMANCE.

                 (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

                 (b) Buyer must have delivered, or caused to be delivered, each of the documents required to be delivered by Buyer pursuant to
         Section 2.4 and must have made the payments required to be made by Buyer pursuant to Sections 2.4(c).

         8.3 NO INJUNCTION. There must not be in effect any Legal Requirement or any injunction or other Order that prohibits the sale of the Interests by Sellers to Buyer that has been adopted or issued since the date of this Agreement.

         8.4 HSR ACT WAITING PERIOD EXPIRED. All applicable waiting periods specified under HSR Act with respect to the Contemplated Transactions shall have lapsed or been terminated.

         8.5 AMENDED AND RESTATED OPERATING AGREEMENT. Buyer shall have executed and delivered an amendment and restatement of the Operating Agreement in the form attached hereto as Exhibit B.

         8.6 SUPPLY AGREEMENT. The Company shall have entered into a Supply Agreement with DFA with respect to the supply of raw milk to the Company in the form attached hereto as Exhibit C.

         8.7 CERTIFICATES. Buyer shall have delivered to Sellers a closing certificate, substantially in the form attached as Exhibit G, and a certificate of the Secretary of Buyer, substantially in the form attached hereto as Exhibit H.

         8.8 LEGAL OPINION. Buyer shall have delivered to Sellers a legal opinion of the Buyer's counsel, substantially in the form attached hereto as
Exhibit I.

         8.9 TAX COOPERATION AGREEMENT. Buyer shall have entered into a Tax Cooperation Agreement with Sellers in the form attached hereto as Exhibit J.


                                   SECTION 9

                                  TERMINATION

         9.1 TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

                 (a) by either Buyer or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

                 (b) (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date or (ii) by Sellers and

         DFA, if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers or DFA to comply with their respective obligations under this Agreement) and Sellers and DFA have not waived such condition on or before the Closing Date;

                 (c)      by mutual consent of Buyer, Sellers and DFA; or

                 (d) by either Buyer or Sellers and DFA if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before May 30, 1998 or such later date as the parties may agree upon.

         9.2 EFFECT OF TERMINATION. Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 5.10, 6.2 and 12.1 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.


                                   SECTION 10

                           INDEMNIFICATION; REMEDIES

         10.1 REPRESENTATIONS; SURVIVAL. Except for the express representations and warranties contained in Section 3 and in any certificate delivered by Sellers pursuant to this Agreement, Sellers are making no representation or warranty whatsoever, express or implied, including but not limited to any implied warranty or representation as to condition, merchantability or suitability, as to any of the properties or assets of the Company and Buyer takes the Company "AS IS" and "WHERE IS." It is understood that, except as otherwise specified in this Agreement and except to the extent included within or incorporated into the Disclosure Letter, any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations provided or addressed to Buyer are not and shall not be deemed to be or to include representations or warranties of Sellers. Except as otherwise provided in this Section 10.1, all representations and warranties in this Agreement and any other certificate or document delivered pursuant to this Agreement will terminate twelve months after the Closing; provided, however, that (a) if any breach of the representations and warranties set forth in Sections 3.1, 3.2, 3.8, 3.10, 3.11,
3.12 and 3.16 constitutes a violation of any Legal Requirement, then such representations and warranties and any claim for indemnification applicable to such a violation shall survive for the applicable statute of limitation with respect thereto; and (b) with respect to the representations and warranties set forth in Section 3.3, such representations and warranties and any claim for indemnification with respect thereto shall survive indefinitely.

         10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS. Notwithstanding any investigation by Buyer or its Representatives, Sellers and the LOS Owners, jointly and severally will indemnify, defend and hold harmless Buyer, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "BUYER'S INDEMNIFIED PERSONS") for, and will pay to the Buyer's Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "DAMAGES"), arising, directly or indirectly, from or in connection with:

                 (a) any breach of any representation or warranty made by Sellers in this Agreement or in any certificate delivered by Sellers pursuant to this Agreement that survives the Closing in accordance with Section 10.1 or any allegation by a third party that, if true, would constitute such a breach provided, that any claim for indemnification pursuant to this subparagraph (a) is made within the time period specified in Section 10.1 for the survival of the applicable representation or warranty that has been breached or is the subject of the third party claim;

                 (b) any breach by any Seller of any covenant or obligation of such Seller in this Agreement;

                 (c) any Proceeding commenced by any third party after Closing relating to actions or omissions of the Company which occurred prior to Closing except to the extent reduced by insurance in accordance with the provisions of Section 10.4; or

                 (d) any claim by any Person, including, without limitation, for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Sellers or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

         10.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. Notwithstanding any investigation by Sellers or their Representatives, Buyer will indemnify, defend and hold harmless Sellers and their respective representatives, stockholders, members, controlling persons and affiliates (the "SELLERS' INDEMNIFIED PERSONS" and, together with the Buyer's Indemnified Persons, the "INDEMNIFIED PERSONS") and will pay to Sellers' Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

         10.4    LIMITATIONS ON AMOUNT.

                 (a)      The liability of each Seller and the LOS Owners under
         Section 10.2 shall not exceed the value of the portion of the consideration pursuant to Section 2.4 ultimately received by such Seller or LOS Owner. Additionally, in determining the amount of Damages for which an Indemnified Person is entitled to indemnification under Section 10.2 or Section 10.3, any insurance proceeds that are realized or that could reasonably be expected to be realized by such Indemnified Person (if a claim were properly pursued under the relevant insurance arrangements), as well as any costs associated with obtaining such insurance proceeds, will be considered.

                 (b) Buyer's Indemnified Persons will be entitled to indemnification under paragraph (a) of Section 10.2, and Sellers' Indemnified Persons will be entitled to indemnification under paragraph (a) of Section 10.3, only to the extent and in the amount that the aggregate amount of indemnifiable Damages incurred by all Buyer's Indemnified Persons and Sellers' Indemnified Persons, respectively, under such paragraphs exceeds $2 million.

                 (c) The maximum aggregate amount to which Buyer's Indemnified Persons will be entitled to indemnification under paragraph (a) of Section 10.2 is limited to $15 million.

                 (d) Notwithstanding the foregoing, the limitations set forth in Section 10.4(b) and (c) will not apply to Damages arising from or in connection with a breach or alleged breach of the representations and warranties (i) of the Sellers set forth in Section
         3.3 or the last sentence of Section 3.4 or (ii) of the Buyer set forth in Section 4.2(c).

         10.5    PROCEDURE FOR INDEMNIFICATION - THIRD PARTY CLAIMS.

                 (a)      Promptly after receipt by an Indemnified Person under
         Section 10.2 or 10.3 of notice of the commencement of any Proceeding against it, such Indemnified Person will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any Indemnified Person, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

                 (b) If any Proceeding referred to in Section 10.5(a) is brought against an Indemnified Person and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the Indemnified Person determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), assume the defense of such Proceeding with counsel satisfactory to the Indemnified Person and, after notice from the indemnifying party to the Indemnified Person of its election to assume the defense of such Proceeding and an acknowledgment of its indemnification obligation with respect thereto, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding in accordance with the preceding sentence, (i) no compromise or settlement of such claims may be effected by the indemnifying party without the Indemnified Person's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party and (ii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement reasonably effected by the Indemnified Person.

                 (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

         10.6 PROCEDURE FOR INDEMNIFICATION - OTHER CLAIMS. A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought.

                                   SECTION 11

                             POST CLOSING COVENANTS

         11.1 REPAYMENT OF LONG TERM INDEBTEDNESS AND REDEMPTION OF PREFERRED INTERESTS. After Closing, the parties hereto agree to take all actions necessary so that immediately after or simultaneously with Closing, the Company repays the Outstanding Amount of Long Term Indebtedness and redeems the Preferred Capital held by DFA.

         11.2 NONDISCLOSURE. The Sellers, the LOS Owners and DFA acknowledge and agree that all customer, prospect and marketing lists, sales data, intellectual property, proprietary information, trade secrets and other confidential information of the Company (collectively, "CONFIDENTIAL INFORMATION") are valuable assets of the Company and will continue to be owned exclusively by the Company following the Closing. The Sellers, the LOS Owners and DFA agree to, and agree to cause their respective Representatives to, treat the Confidential Information as confidential and not to disclose such information or make use of such information for their own purposes or for the benefit of any other Person (other than the Company or, after the Closing, Buyer). The foregoing confidentiality obligations will not apply to information that (a) is at the time of receipt or thereafter becomes publicly known through no wrongful act of any Seller or LOS Owner or DFA, (b) is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement or (c) is required to be disclosed pursuant to any Proceedings or an Order.

         11.3    NONCOMPETITION.

                 (a) Each of the Sellers, the LOS Owners and DFA acknowledges and agrees for a period of two (2) years after Closing, they will not call on, solicit, interfere with or attempt to entice away, either directly or indirectly, any employee or customer (who is not also currently a customer of DFA) of the Company either for their own benefit or purposes or for the benefit or purposes of any other Person within the geographic area currently served by the Company (the "TERRITORY"). For the purposes of the foregoing, a customer shall be any Person with which the Company had a written or verbal agreement in any way relating to any products or services provided to such customer by the Company within the twelve-month period preceding the date of Closing.

                 (b) For a period of five (5) years after Closing, each of the Sellers, the LOS Owners, shall not, directly or indirectly, engage or participate in, assist or have any interest in any Person (whether as an employee, officer, director, agent, creditor, consultant or otherwise) which directly is competitive with or engaged in substantially the same or similar business as the Company. The foregoing shall not preclude any Seller from being a passive investor or security holder of an interest constituting less than 5% of the equity ownership, voting rights or debt of any of the foregoing. For a period of five (5) years after Closing, DFA shall not directly engage in or participate in or assist any Person which directly is competitive with or engaged in substantially the same business as the Company provided, however, that nothing in this Section 11.3 shall be construed as preventing DFA from engaging (a) in any business after Closing that it engaged in within the Territory prior to Closing; (b) in any business outside the Territory; or (c) in any business within the Territory in products and services not provided by the Company. The parties acknowledge and agree that any current affiliate of DFA shall not be competitively restricted in any form or manner in the Territory by the terms, conditions and provisions of this Section 11.3.

                 (c) If following the Closing, as a result of a merger, sale of the Company Interests, sale of substantially all of the assets of the Company or other reorganization, there is a change in the voting control of the Company such that the holders of 100% of the votes prior to the event hold less than 30% after the event, then the provisions of this Section 11.3 shall automatically terminate and be of no further force or effect.

         11.4    ENFORCEMENT.

                 (a) The Sellers, the LOS Owners and DFA acknowledge and agree that their respective obligations under Section 11.3 are a material inducement and condition to Buyer's entering into this Agreement and performing its obligations hereunder and that the restrictions and remedies contained in Section 11.3 are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of Buyer. It is the intent of all parties hereto that the foregoing restrictions against unlawful and unfair competitive activities be given the fullest effect consistent with applicable law.

                 (b) If the provisions of Section 11.3 are found by a court of competent jurisdiction to contain unreasonable or unnecessary limitations as to time, geographic area or scope of activity, then such court is hereby directed to reform such provisions to the minimum extent necessary to cause the limitations contained therein as to time, geographical area and scope of activity to be reasonable and enforceable.

                 (c) The Sellers, the LOS Owners and DFA acknowledge and agree that Buyer would be irreparably harmed by any violation of its obligations under Section 11.3 and that, in addition to all other rights or remedies available at law or in equity, Buyer will be entitled to injunctive and other equitable relief to prevent or enjoin any such violation, without posting any bond whatsoever.

         11.5 RECORDS RETENTION. Sellers and Buyer agree that so long as any books, records and files, including Tax Records (as defined below) relating to the Company that are retained by Sellers relating to the Company, or Business Records of the Company delivered to the control of Buyer pursuant to this Agreement (collectively, "Business Records"), remain in existence and available, each of the parties hereto (at its expense) shall have the right upon prior notice to inspect and make copies of the same at any time during business hours for any proper purpose. Each party hereto shall undertake reasonable measures (a) to preserve in good order to the extent





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

required by law the Business Records relating to the Company, (b) not destroy or allow the destruction of any such Business Records without first offering in writing to deliver them to the other party, (c) retain to the extent required by law and provide the other parties with any records or other information relating to liability for Taxes, and (d) provide the other parties with any final determination of any such amount required to be shown on any Tax Return of the other parties for any period. Without limiting the generality of the foregoing, each of the parties hereto shall retain until the expiration of the applicable statutory period of limitations (including any extensions), complete copies of all returns, supporting work schedules and other records or information (collectively, "TAX RECORDS"), delivered to such party, or retained by such Party, pursuant to this Agreement, which are relevant to such Return for all tax periods or portions thereof ending before or including the Closing Date.


                                   SECTION 12

                               GENERAL PROVISIONS

         12.1 EXPENSES. Except as otherwise expressly provided in this Agreement, Buyer and Sellers each will bear the expenses incurred by them in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of their Representatives. Sellers agree to reimburse the Company for all expenses incurred by the Company in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions (the "Company Expenses"), including all fees and expenses of the Company's Representatives (to the extent paid or payable by the Company), provided, however, that any fees and expenses relating to the preparation, filing, audit or examination of the Company's Tax Returns shall be paid by the Company and Sellers shall not be obligated to reimburse the Company for such fees and expenses. Prior to the Closing, Buyer and Sellers will agree on a good faith estimate of the Company Expenses, and the Sellers will reimburse Buyer for such estimated Company Expenses at the Closing (or Buyer may offset such amount against the consideration payable to the Sellers at the Closing). Within 60 days after the Closing, Buyer and the Sellers will agree on the actual Company Expenses and make any payments that may be necessary to reconcile any difference between the estimated and actual Company Expenses. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

         12.2 PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, Sellers and Buyer agree to consult with each other in issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and none of them shall issue any press release or make any public statement prior to such consultation, except as may be required by Legal Requirements.

         12.3 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by





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

hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

     Sellers:

     If to LOS Inc. or the               c/o Allen A. Meyer
        LOS Owners:                      Milk Products, LLC
                                         5327 S. Lamar St.
                                         Dallas, Texas   75215

     with a copy to:

         Counsel to LOS Inc.:            Strasburger & Price, L.L.P.
                                         901 Main Street, Suite 4300
                                         Dallas, Texas 75202
                                         Attention:  Frederick J. Fowler, Esq.
                                         Facsimile No.:  (214) 651-4330

         If to DFA Investment or DFA:    Gerald L. Bos
                                         Vice President
                                         Dairy Farmers of America, Inc.
                                         3253 East Chestnut Expressway
                                         Springfield, Missouri  65802
                                         Facsimile No.:  (417) 865-1093

     with a copy to:

         Counsel to DFA Investment       David A. Geisler, Esq.
           and DFA:                      General Counsel
                                         Dairy Farmers of America, Inc.
                                         3253 East Chestnut Expressway
                                         Springfield, Missouri  65802
                                         Facsimile No.:  (417) 865-1093

     Buyer:                              Suiza Foods Corporation
                                         3811 Turtle Creek Boulevard, Suite 1300
                                         Dallas, Texas   75219
                                         Attn: Gregg L. Engles
                                         Facsimile No.: (214) 528-9929

     with a copy to:

         Counsel for Buyer:              Hughes & Luce, L.L.P.
                                         1717 Main Street, Suite 2800
                                         Dallas, Texas 75201
                                         Attn: William A. McCormack, Esq.
                                         Facsimile No.: (214) 939-6100

         12.4 ATTORNEY'S FEES AND COSTS. In the event of a breach by any party to this Agreement and commencement of a subsequent legal action in a court of law or forum of arbitration, or in the event legal counsel is consulted in the event of any such breach or in anticipation of any such prospective legal action, the prevailing party in any such dispute shall be entitled to reimbursement of reasonable attorney's fees and expenses.

         12.5 FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         12.6 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         12.7 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

         12.8 ASSIGNMENTS, SUCCESSORS AND NO THIRD PARTY RIGHTS. No party may assign any of its rights under this Agreement or its Interests without the prior consent of the other parties; provided that (a) LOS Inc. may assign its rights and obligations hereunder and all or a portion of its Interests to any wholly-owned subsidiary of LOS Inc. and such wholly-owned subsidiary may in its discretion further transfer and assign such transferred Interests to a limited partnership of which it is a limited partner and LOS Inc. or another duly formed wholly-owned subsidiary of LOS Inc. is the general partner, if LOS Inc. remains liable for its obligations hereunder and (b) provided that Buyer may assign its rights and obligations hereunder to a wholly-owned subsidiary of Buyer, if Buyer remains liable for its obligations hereunder. In connection with an assignment pursuant to the preceding sentence from LOS Inc. to a wholly-owned subsidiary of LOS Inc. and any further assignment by such wholly-owned subsidiary to another entity (collectively, the "LOS Assignee"), LOS Inc. may also transfer its Interests to the LOS Assignee, and such assignment and transfer will not be deemed to violate any of the representations, warranties or covenants of LOS Inc. hereunder, if LOS Inc. agrees in writing to guarantee all obligations of the LOS Assignee hereunder. Additionally, at any time prior to Closing, any actions necessary to cause the Company to become a "manager managed" rather than a "member managed" limited liability company under Delaware law may be taken by the Company and its members. Neither the transfers and assignments referred to in this Section 12.8, nor the actions related to changing the form of management of the Company shall be deemed a violation of any obligation of LOS Inc. or DFA Investment under this Agreement. Subject to the preceding provisions of this Section 12.8, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors (including the LOS Owners) and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         12.9 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         12.10 SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         12.11 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         12.12 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE-OF-LAW RULES THAT MAY REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

         12.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         12.14 WAIVERS BY DFA AND LOS INC. By executing this Agreement, each of DFA Investment and LOS Inc. waive any right of first refusal or similar right which either of them may have pursuant to the terms of the Operating Agreement and consent to the sale or conversion of the Interests pursuant to the terms hereof.


                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                  BUYER:

                                  SUIZA FOODS CORPORATION


                                  By:  /s/ TRACY L. NOLL
                                      -----------------------------------------

                                       Its:  Vice President
                                            -----------------------------------



                                  SELLERS:

                                  DFA INVESTMENT COMPANY


                                  By:  /s/ STEVE R. STOUT
                                      -----------------------------------------

                                       Its:  President
                                            -----------------------------------



                                  LAND-O-SUN DAIRIES, INC.


                                  By:  /s/ ALLEN A. MEYER
                                      -----------------------------------------

                                       Its:  Chief Executive Officer
                                            -----------------------------------



                                  DAIRY FARMERS OF AMERICA, INC


                                  By:  /s/ GERALD L. BOS
                                      -----------------------------------------

                                       Its:  Chief Financial Officer
                                            -----------------------------------

The undersigned LOS Owners have executed this Agreement for the sole purpose of agreeing to the provisions of Section 5.5(f), Section 10, Sections 11.2, 11.3 and 11.4 and Section 12.



                                  /s/ ALLEN A. MEYER
                                  ---------------------------------------------
                                  Allen A. Meyer


                                  /s/ ROBERT L. FLEMING
                                  ---------------------------------------------
                                  Robert L. Fleming



DFA hereby unconditionally guarantees the payment and performance in full of all obligations of DFA Investment under this Agreement.


                                  DAIRY FARMERS OF AMERICA, INC.


                                  By:  /s/ GERALD L. BOS
                                      -----------------------------------------

                                       Its:  CFO
                                            -----------------------------------





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